Exhibit 99.1

BIOCRYST PHARMACEUTICALS ANNOUNCES FOCUSED CORPORATE STRATEGY

AND RESTRUCTURING

2013 cash utilization projected to drop 38-45% versus 2012

Research Triangle Park, North Carolina – December 7, 2012 – BioCryst Pharmaceuticals, Inc. (NASDAQ:BCRX) announced today that in response to recent events and an assessment of its assets, the Company is restructuring and implementing a focused strategy to advance its hereditary angioedema (HAE) and antiviral programs. The restructuring is intended to significantly reduce BioCryst’s cost structure and scale the organization appropriately for its current portfolio. The Company plans to direct its cash and other resources primarily to enable the achievement of important near-term milestones for the BCX4161 HAE, BCX4430 broad spectrum antiviral and BCX5191 hepatitis C (HCV) programs.

“The strategic focus and restructuring announced today is based on an evaluation of our programs and operations, following the setbacks in our peramivir and BCX5191 programs, as well as the delay in our BCX4161 program,” said Jon P. Stonehouse, President & Chief Executive Officer of BioCryst. “The restructuring is a necessary but difficult measure that impacts many talented and dedicated BioCryst employees who will be leaving the company. We are grateful for their meaningful contributions and commitment over the years.”

Mr. Stonehouse continued, “We have determined the best path forward and remain committed to advancing our HAE and antiviral programs to rebuild shareholder value. To succeed, we must significantly decrease our operating costs and carefully manage cash, while efficiently advancing our three priority programs. Therefore, we are implementing a substantial corporate restructuring to decrease our annual cash utilization and thereby extend our cash runway. The restructuring provides additional cash runway to reach value inflection points for these programs.”

BioCryst’s corporate restructuring includes a workforce reduction of 50 percent of the Company’s headcount, or 38 positions. Excluding restructuring and deal charges, cash savings of $15 to $18 million are expected in 2013, as compared to an approximate $40 million cash use expected in 2012. The Company expects to record a restructuring charge of $2 to $4 million in the fourth quarter of 2012. For 2013, preliminary cash utilization guidance is in the range of $22 to $25 million, excluding restructuring and deal related costs. Detailed financial guidance for 2013 will be provided with the fiscal 2012 results announcement in February 2013.

Program Updates & Milestones

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BioCryst is conducting a study to characterize the efficacy of low doses of BCX5191 in chronically HCV infected chimpanzees, with the goal of demonstrating meaningful antiviral activity at low doses. Results from the study are expected in early 2013.

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By the end of January 2013, BioCryst plans to complete analysis of the peramivir Phase 3 trial results and to review the conclusions with HHS/BARDA. After reviewing the totality of peramivir clinical safety and efficacy data, a decision will be made regarding peramivir’s future.

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The BCX4161 Phase 1 program is expected to start around the end of the first quarter 2013. The goal of this program is to demonstrate safety, adequate drug exposure via oral administration and pharmacodynamic effect on kallikrein inhibition.

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A manuscript describing the activity of BCX4430 against certain filoviruses has recently been submitted to a journal for consideration. In addition, BioCryst has submitted a proposal to seek additional government funding for the development of BCX4430 under the animal rule.

•	The Company’s strategy for the ulodesine gout program remains unchanged. BioCryst intends to secure a partner to take over the ulodesine Phase 3 development and to commercialize the product.

BioCryst Conference Call and Webcast

Executives from BioCryst will host a conference call and webcast on Friday, December 7, 2012 at 10:00 a.m. Eastern Time, to discuss BioCryst’s future strategy and initiatives. To participate in the conference call, please dial 1-877-303-8027 (United States) or 1-760-536-5165 (International). No passcode is needed for the call. The webcast can be accessed by logging onto www.BioCryst.com. Please connect to the website at least 15 minutes prior to the start of the conference call to ensure adequate time for any software download that may be necessary. The event and slide presentation will be available prior to the event and archived after in the Investor Relations section of www.BioCryst.com.

About BioCryst Pharmaceuticals

BioCryst Pharmaceuticals designs, optimizes and develops novel small molecule drugs that block key enzymes involved in infectious and inflammatory diseases. BioCryst currently has two late-stage programs: peramivir, a viral neuraminidase inhibitor for the treatment of influenza, and ulodesine (BCX4208), a purine nucleoside phosphorylase (PNP) inhibitor for the treatment of gout. In addition, BioCryst is advancing two preclinical programs: BCX5191, a nucleoside analog inhibitor of HCV RNA polymerase (NS5B) for hepatitis C, and BCX4161, an oral inhibitor of plasma kallikrein for hereditary angioedema. Utilizing state-of-the-art structure-guided drug design and crystallography, BioCryst continues to discover innovative compounds with the goal of addressing unmet medical needs of patients and physicians. For more information, please visit the BioCryst’s website at www.BioCryst.com.

BioCryst Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding future results, performance or achievements. These statements involve known and unknown risks, uncertainties and other factors which may cause BioCryst’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Other important factors include: that there can be no assurance that BioCryst’s compounds will prove safe and effective in clinical trials; that development and commercialization of BioCryst’s compounds may not be successful; that BARDA/HHS may further condition, reduce or eliminate future funding of the peramivir program; that BioCryst or licensees may not be able to enroll the required number of subjects in clinical trials of their respective product candidates and that such clinical trials may not be successfully completed; that BioCryst or licensees may not commence as expected additional human clinical trials with product candidates; that the FDA may require additional studies beyond the studies planned for product candidates or may not provide regulatory clearances which may result in delay of planned clinical trials, clinical hold with respect to such product candidate or the lack of market approval for such product candidate; that ongoing and future preclinical and clinical development may not have positive results; that BioCryst or licensees may not be able to continue future development of current and future development programs; that such development programs may never result in future product, license or royalty payments being received; that BioCryst may not be able to retain its current pharmaceutical and biotechnology partners for further development of its product candidates or may not reach favorable agreements with potential pharmaceutical and biotechnology partners for further development of product candidates; that the corporate restructuring may not result in reductions in operating cash use and infrastructure expenses, or in the restructuring expenses as projected; that BioCryst may not have sufficient cash to continue funding the development, manufacturing, marketing or distribution of products and that additional funding, if necessary, may not be available at all or on terms acceptable to BioCryst. Please refer to the documents BioCryst files periodically with the Securities and Exchange Commission, specifically BioCryst’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and current reports on Form 8-K, all of which identify important factors that could cause the actual results to differ materially from those contained in BioCryst’s projections and forward-looking statements.

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BIOCRYST CONTACT: Robert Bennett, BioCryst Pharmaceuticals, +1-919-859-7910